UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Florida Rock Industries, Inc.

(Name of Registrant as Specified In Its Charter)

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This filing relates to the announced acquisition of Florida Rock Industries, Inc. (“Florida Rock”) by Vulcan Materials Company (“Vulcan Materials”) pursuant to the terms of the Agreement and Plan of Merger, dated as of February 19, 2007, as amended on April 9, 2007, by and among Vulcan Materials, Florida Rock, Virginia Holdco, Inc., Virginia Merger Sub, Inc. and Fresno Merger Sub, Inc.
The following presentation has been made to certain Florida Rock employees:

VULCAN - FLORIDA ROCK MERGER Voting on the Merger and Electing Shares or Cash for Your FRK Stock

Important Information This document may be deemed to be solicitation material in respect of the proposed business combination of Florida Rock and Vulcan Materials. In connection with the proposed transaction, a registration statement on Form S-4 was filed by Virginia Holdco, Inc., a wholly-owned subsidiary of Vulcan Materials, with the SEC on July 13, 2007 (Registration No. 333-142060), containing a definitive proxy statement/prospectus and other documents filed by Vulcan Materials and Florida Rock. SHAREHOLDERS OF FLORIDA ROCK ARE ENCOURAGED TO READ THE REGISTRATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT/PROSPECTUS THAT IS PART OF THE REGISTRATION STATEMENT, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The final proxy statement/prospectus has been mailed to shareholders of Florida Rock. Investors and security holders may obtain the documents free of charge at the SEC's website, www.sec.gov, from www.vulcanfloridarock.com, www.vulcanmaterials.com or www.flarock.com. Vulcan Materials, Florida Rock and their respective directors and executive officers and other members of management and employees may be deemed to participate in the solicitation of proxies in respect of the proposed transaction. Information regarding Vulcan Materials' directors and executive officers is available in Vulcan Materials' proxy statement for its 2007 annual meeting of shareholders, which was filed with the SEC on April 11, 2007, and information regarding Florida Rock's directors and executive officers is available in Florida Rock's proxy statement for its 2007 annual meeting of shareholders, which was filed with the SEC on December 27, 2006. Additional information, if any, regarding the interests of such potential participants has been included in the proxy statement/prospectus and the other relevant documents filed with the SEC.

Goal of Presentation We will explain: How you can vote on the merger How you can elect Vulcan shares or cash for your Florida Rock shares The effect of the transaction on your 401(k) account The effect of the transaction on your ESPP account

The Proxy Statement You will soon receive a Proxy Statement that explains many of the facts relating to the merger, including: The Florida Rock Board of Directors has approved a merger with Vulcan Materials Company. As a result of the merger, Florida Rock will become a wholly- owned subsidiary of a company called "Holdco" (to be renamed Vulcan Materials Company) In the course of the merger, Holdco will acquire all outstanding Florida Rock shares, either by swapping them for Vulcan shares or buying them for cash. Of the 66+ million Florida Rock shares outstanding, 30% will be converted to Vulcan shares and 70% will be purchased for cash.

Voting Yes or No on the Merger The merger cannot take place unless a majority of the shares are voted in favor of the merger. Each shareholder will receive with the Proxy a form on which he or she will be asked to vote. Each share you own equals one vote. While the Board recommends voting in favor of the merger, each shareholder has the right to make up his or her own mind.

The Voting Form: Proxy Card You will be asked to vote on the merger by checking one of three boxes in response to the question below: "For" "Against" "Abstain" "1. The approval of the Agreement and Plan of Merger dated as of February 19, 2007, as amended on April 9, 2007, by and among Vulcan Materials Company, Florida Rock Industries, Inc., Virginia Holdco, Inc., Virginia Merger Sub, Inc. and Fresno Merger Sub, Inc."

How to Choose Between VMC Shares or Cash for Your FRK Shares Each shareholder has the right to elect either $67.00 in cash or 0.63 of a share of Vulcan stock for each share of Florida Rock common stock. The elections are subject to proration so that, in the aggregate, 70% of all outstanding FRK shares will be exchanged for cash and 30% will be exchanged for shares of Vulcan.

The Election Form Important: The sum of your elections must be 100% I elect to receive in Stock (whole percent only) in The Plan: %_____ I elect to receive in Cash (whole percent only) in The Plan: %______ To assure your representation in the tabulation, please sign and mail this form promptly in the enclosed, postage-paid envelope to The Bank of New York , Exchange Agent, at the following address: The Bank of New York Florida Rock P.O. Box 859208 Braintree, MA 02185-9208

How to Choose Between VMC Shares or Cash for Your FRK Shares Each shareholder will receive a separate election form for every account in which he or she owns Florida Rock stock One for your 401(k) account One for your ESPP account On that form, you will indicate whether you prefer to receive all cash, all Vulcan stock or a mix of the two. You must make a separate election for each account and each account will be subject individually to proration.

How Does Proration Work? In total, 70% of the Florida Rock shares must be exchanged for cash and 30% must be exchanged for Vulcan stock. If more than 30% of the shares request to be exchanged for stock, or more than 70% of the shares request to be exchanged for cash, each individual election will be "prorated" to get the total number of shares to the 70/30 split.

An Example - In the Aggregate Think of there being two buckets - one for cash and one for stock. If, after counting all shares, 50% of the Florida Rock shares requested exchange for cash and 50% requested exchange for Vulcan stock, the buckets would look like this.

If Total Election is 50-50 Cash Stock East 50 50

The Merger Agreement says that the buckets must end up like this: Cash Stock East 70 30

So, How Do We Get There - In the Aggregate? The following adjustment would take place: 1st - All shares that requested cash would be exchanged for cash. 2nd - Every person who elected to exchange their FRK shares for Vulcan shares would have his or her election reduced by an equal percentage, such that the total FRK shares exchanged for Vulcan shares would be 30%. 3rd - Every person who elected to exchange their FRK shares for Vulcan shares would receive cash for some of the shares for which they elected stock.

Let's Look At An Individual Example Joe Johnson owns 100 shares of Florida Rock, split between his 401(k) account and the ESPP. In the 401(k) account, he owns the equivalent of 70 shares and in the ESPP he owns 30 shares. Joe receives two election forms One for the 401(k) account One for the ESPP account On those forms, Joe elects to receive 100% of his 401(k) account shares in cash and 100% of his ESPP shares in Vulcan stock. In total, 50% of the shares sought redemption for cash and 50% sought redemption for VMC stock. By virtue of proration, Joe would get: 100% of his 401(k) shares in cash 60% of his ESPP account shares in stock and 40% of his ESPP shares in cash Meaning that, in total, he gets 82 of his shares in cash and 18 in stock

Let's Look At Another Individual Example Susie Jones owns 100 shares of Florida Rock, split between her 401(k) account and the ESPP. In the 401(k) account, she owns the equivalent of 70 shares and in the ESPP she owns 30 shares. Susie receives two election forms One for the 401(k) account One for the ESPP account On those forms, Susie elects to receive 100% of her 401(k) account shares in stock and 100% of her ESPP shares in stock. In total, 50% of the shares sought redemption for cash and 50% sought redemption for VMC stock. By virtue of proration, Susie would get: 60% of her 401(k) shares in stock and 40% in cash 60% of her ESPP account shares in stock and 40% in cash Meaning that, in total, she gets 60 of her shares in cash and 40 in stock

So, What Should I Do? That is up to you. There are pros and cons each for electing cash and stock. For example, electing cash is more certain. You know exactly what you will get: $67 for every FRK share (less taxes and transactional costs). However, if Vulcan stock is trading at or above approximately $107 per share, you will receive more value per share by swapping one FRK share for 0.63 shares of Vulcan ($107 x .63 = $67.41). But...with shares of stock comes market risk. Like any stock, the price of Vulcan shares could go down after you make your election, causing you to lose money on FRK shares exchanged for stock. This is why you should consult an investment advisor.

Who Can I Contact? For many years, Florida Rock has had a relationship with both SunTrust and Wachovia SunTrust helps to administer our 401(k) plans Wachovia handles certain transaction related to our ESPP and Stock Option Plans Both institutions have offered to help. If you do not have a personal financial advisor, I urge you to call one of the following two professionals. They can help you decide what is best for you to do, consistent with your investment and retirements goals. Patrick Dowd, Wachovia Securities, (713) 853-2403; Patrick.dowd@wachoviasec.com, or Kelly Bomar, SunTrust Investment Services, (800) 453-4015 kelly.bomar@suntrust.com

What Will Happen to my 401(k) and Profit Sharing Account? At Closing, the following changes will occur in the Florida Rock and Arundel 401(k) Plans: The Plans will be frozen as of the Closing Date. This means that no new hires may enter the Plans and no further contributions - by employees or the employer - will be accepted. Except, that the Company will make a final 2007 Profit Sharing contribution to the FRI Plan as soon as possible after Closing. You will become 100% vested in any unvested Profit Sharing or Company match upon Closing - as long as you are still employed on that date. Any FRK shares that you elect to exchange for VMC shares will show up in your account under the Vulcan Stock Fund. You will be able to continue to change your investment choices via the SunTrust website as you have in the past. You will remain obligated to repay any outstanding 401(k) loans. At some point in the future, Vulcan may merge our plan with theirs for administrative convenience. You would not lose any money as a result of that merger.

What Will Happen to my ESPP Account? At Closing, the Florida Rock ESPP will close. Shortly thereafter, our relationship with AST will end. Since Vulcan does not have an ESPP, you will need to open a private brokerage account to hold any shares of Vulcan that you receive as a result of the merger. As explained in a recent letter to all ESPP participants, both SunTrust and Wachovia have agreed to waive all set-up fees to allow you to open such an account. Please contact Mr. Dowd or Ms. Bomar for details and paperwork.

QUESTIONS?